EXHIBIT 99.1




Gasco
-------
Energy


For Immediate Release on Monday, October 3, 2005

                     GASCO ENERGY PROVIDES OPERATIONS UPDATE
       THIRD QUARTER NET PRODUCTION UP 56% OVER SECOND QUARTER OF 2005 AND
                       UP 239% OVER THIRD QUARTER OF 2004

DENVER - (PR Newswire) - October 3, 2005 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta
Basin.

Quarterly Production
Estimated cumulative net production for the quarter ended September 30, 2005 was
468.2 million cubic feet equivalent (MMcfe), an increase of 56% over the second quarter of 2005 production of 300.2 MMcfe, and 239% above third quarter 2004's production of 138.2 MMcfe. Net production increases are attributed to the completion of new wells during the quarter and to a higher average working interest in those wells partially offset by normal production declines in existing wells.

Third quarter 2005 gross production increased 43% to 1,238.6 MMcfe over gross production of 863.4 MMcfe for the second quarter of 2005.
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

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Gasco Energy Net Production Detail
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                                    Three Months Ended                  Three Months Ended             Nine Months Ended
                                    Sept.30*   June 30,                Sept.30,*   Sept.30,            Sept.30,*  Sept.30,
                                     2005       2005      % Change      2005        2004    % Change     2005       2004   % Change
                                   --------    ------       ------      -----     -------     -------   ------    ------     ------
Natural Gas / MMcf                   448.9       287.4       56.2%      448.9      129.6      246.4%    874.1     379.1      130.6%
Oil / MBbls                           3.2         2.1        52.4%       3.2        1.4       128.6%     6.9       4.2        64.3%
Natural Gas Equivalents / MMcfe      468.2       300.2       56.0%      468.2      138.2      238.8%    915.5     404.3      126.4%
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

*Includes preliminary production estimates for the third quarter 2005

Drilling Activity
During the third quarter of 2005 Gasco spudded five gross wells (4.3 net) and reached total depth on five gross wells (4.3 net). The Company continues to run three rigs, which were in the process of drilling three wells as of the end of the quarter. Year-to-date Gasco has spudded 16 gross wells (11.1 net) and reached total depth on 14 gross wells (9.1 net). The Company believes it activity levels keep it on track to drill and complete the previously announced target of 20 gross wells (13 net) for the full-year 2005.

Completion Activity
Gasco conducted initial completion operations on five wells and re-entered one well to complete behind-pipe pay zones during the third quarter of 2005. At September 30, 2005, Gasco had 35 gross wells on production, and one well flowing back frac fluids from recent completion operations. During the first nine months of 2005, the Company conducted initial completion operations on 17 wells and re-entered 9 well bores to complete behind-pipe pay.

Management Comment
Mark Erickson, Gasco's President and CEO, said: "Production growth and continued success in the Blackhawk Formation were two positives for third quarter

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operations.  Even  with a  quarterly  production  record,  two  of the  fracture
stimulation   jobs  occurred  late  in  the  quarter  and  did  not   contribute
meaningfully to net production. These completions along with planned activity for the fourth quarter should allow Gasco continued production growth in the fourth quarter of 2005. Operationally, we continue to focus on refining our completion techniques and reducing drilling days. Gasco's current plans are to emphasize delineation drilling to further define the aerial extent of two Blackhawk marine trends it has identified. To this end, two rigs continue drilling close-in field extension wells taking advantage of the current commodity price environment, while one rig will be drilling in less defined areas of the Riverbend Project to further extend the play."

Third Quarter Financial Results
Gasco expects to announce its third quarter results on or before November 9, 2005. The Company will schedule a conference call to be announced at a later date to discuss third quarter operational and financial progress.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2004 Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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